Exhibit 2.3

AMENDMENT NO. 3 TO PURCHASE AND SALE AGREEMENT

This AMENDMENT NO. 3, dated as of August 27, 2007 (this “Amendment”), to the Purchase and Sale Agreement, dated as of June 19, 2007, as amended by Amendment No. 1 dated August 14, 2007 and Amendment No. 2 dated August 23, 2007 (“Amendment No. 2”) (as further amended by this Amendment, the “Purchase Agreement”), is made and entered into by and among The Home Depot, Inc., a Delaware corporation (“Parent”), THD Holdings, LLC, a Delaware limited liability company wholly owned by Parent, Home Depot International, Inc., a Delaware corporation wholly owned by Parent (THD Holdings, LLC and Home Depot International, Inc., collectively, the “Sellers”), Homer TLC, Inc., a Delaware corporation wholly owned by Parent (the “IP Seller”), HDS Investment Holding, Inc. a Delaware corporation formerly known as Pro Acquisition Corporation (“Purchaser”) and HDS Acquisition Subsidiary, Inc., a Delaware corporation (“HDS Acquisition”).

RECITALS

WHEREAS, on August 14, 2007, the parties hereto amended the Purchase Agreement to change the Closing Date to August 23, 2007;

WHEREAS, on August 23, 2007, the parties hereto further amended the Purchase Agreement;

WHEREAS, the parties hereto hereby agree to further amend the Purchase Agreement to provide for various matters set forth herein, including to amend and restate Amendment No. 2 in its entirety;

WHEREAS, Purchaser has offered Parent the opportunity to receive a portion of the purchase price in shares of common stock of Purchaser, and Parent has elected to accept this offer;

WHEREAS, (i) Purchaser owns all of the outstanding capital stock of HDS Holding Corporation, a Delaware corporation (“HDS Holding”), (ii) HDS Holding owns all of the outstanding capital stock of HDS Acquisition, and (iii) HDS Acquisition owns all of the outstanding capital stock of Pro Canadian Holdings I, ULC, a Nova Scotia Unlimited Company (“Pro NSULC”), a disregarded entity for U.S. federal income tax purposes;

WHEREAS, HDS Acquisition intends to merge with and into HD Supply, Inc. (“HDS”) immediately after the Closing, with HDS continuing as the surviving corporation; and

WHEREAS, the parties hereto hereby agree that as of the date hereof the conditions to each of their respective obligations to consummate the transactions contemplated by the Purchase Agreement have been and remain fulfilled, subject to the payment of the Purchase Price, the delivery of the Shares, the assignment of exclusive ownership of the Transferred IP and the entry into the Ancillary Agreements;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

AGREEMENT

SECTION 1. Amendment to Section 2.1, Section 2.2 and Section 2.3 of the Purchase Agreement. Section 2.1, Section 2.2 and Section 2.3(a) of the Agreement shall be replaced in their entirety with the following:

“Section 2.1 Purchase. Upon the terms and subject to the conditions set forth in this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”):

(a) the Sellers shall (and Parent shall cause the Sellers to) sell, transfer, convey, assign and deliver to HDS Acquisition, and Purchaser shall cause HDS Acquisition to acquire from the Sellers, all of the capital stock of HDS;

(b) immediately after the transactions described in 2.1(a), the Sellers shall (and Parent shall cause the Sellers to) sell, transfer, convey, assign and deliver to Pro NSULC, and Purchaser shall cause Pro NSULC to acquire from the Sellers, all of the capital stock of CND Holdings, Inc.; and

(c) immediately after the transactions described in 2.1(b), the Sellers, IP Seller and their applicable Subsidiaries shall (and Parent shall cause the Sellers, IP Seller and their applicable Subsidiaries to) transfer, convey, assign and deliver to HDS IP Holding, LLC, a subsidiary of HDS (“IP Acquirer”), and Purchaser shall cause IP Acquirer to acquire, all of the Sellers’, IP Seller’s and their applicable Subsidiaries’ right, title and interest in and to the Transferred IP (the “Sale”).

“Section 2.2 Consideration.

(a) At the Closing, Purchaser shall contribute the Equity Interests to HDS Holding, which shall contribute the Equity Interests to HDS Acquisition.

(b) Immediately after the transactions described in Section 2.2(a), in consideration for the Shares and the Transferred IP, at the Closing, Purchaser shall cause HDS Acquisition to pay to Parent, who shall receive such amount on behalf of the Sellers and the IP Seller, respectively, an aggregate of $8,500,000,000.00 (consisting of the Equity Interests and $8,175,000,000.00 in cash) (the “Purchase Price”), subject to adjustment as provided in Section 2.4(b) and Section 2.5(f).

Section 2.3 Closing. (a) The Closing shall take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, at 10:00 a.m., New York time, on August 30, 2007 (the “Closing Date”) or such earlier date and time as the parties mutually agree.”

SECTION 2. Amendment to Section 7.16 of the Purchase Agreement. Section 7.16 of the Agreement shall be amended by inserting the following sentence immediately after the first sentence thereof:

“For purposes of the foregoing, the “purchase price” shall include the Equity Interests. The Equity Interests shall be deemed to have a value of $325 million.”

SECTION 3. Investment. For purposes of the Purchase Agreement, “Equity Interests” shall mean common stock of Purchaser, par value $0.01 per share (the “Purchaser Common Stock”), representing that number of shares of Purchaser Common Stock with a value in accordance with Section 2 of $325 million at the same purchase price per share of Purchaser Common Stock as is paid at the Closing by the Equity Investors. At the Closing, Parent (or a subsidiary thereof), Purchaser, the Equity Investors and certain other investors in the Purchaser Common Stock shall enter into a Subscription Agreement, a Stockholders Agreement and a Registration Rights Agreement, in the forms attached as Exhibits A, B and C, respectively. Neither Parent nor any of its subsidiaries party to the Subscription Agreement, Stockholders Agreement or Registration Rights Agreement shall be treated as an Equity Investor for any purpose under the Purchase Agreement.

SECTION 4. References to the Purchase Agreement. After giving effect to this Amendment, each reference in the Purchase Agreement to “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of like import referring to the Purchase Agreement shall refer to the Purchase Agreement, as amended by this Amendment, and each reference in the Parent Disclosure Schedule, Purchaser Disclosure Schedule, and Ancillary Agreements to “the Agreement” and “the Purchase Agreement” shall refer to the Purchase Agreement as amended by this Amendment.

SECTION 5. Financing. Purchaser represents and warrants to Parent and each of the Sellers and the IP Seller as follows:

(a) Purchaser has received and accepted executed, amended and restated equity commitment letters, dated August 27, 2007 (collectively, the “Amended Equity Commitment Letters”), from the Equity Investors relating to the commitment of the Equity Investors to provide cash equity in the aggregate amount set forth therein (the “Cash Equity”) (the Cash Equity, together with the Debt Financing is collectively referred to as the “Financing”). References in the Purchase Agreement to the Equity Commitment Letters shall be deemed to mean and refer to the Amended Equity Commitment Letters. Complete and correct copies of the executed Amended Equity Commitment Letters have been provided to Parent. The parties acknowledge and agree that the Equity Commitment Letters, dated June 19, 2007 and the Equity Commitment Letter dated August 23, 2007 by Carlyle Partners V, L.P., are hereby terminated and of no further force or effect.

(b) The parties acknowledge and agree that Carlyle Partners V, L.P. has executed and delivered to Purchaser the limited guarantee of Carlyle Partners V, L.P. in substitution for the Guarantee, dated June 19, 2007, of Carlyle Partners IV, L.P. (the “Prior Carlyle Guarantee”). The parties further acknowledge and agree that the Prior Carlyle Guarantee is terminated and of no further force or effect.

(c) Purchaser has received and accepted an executed amended and restated debt commitment letter, dated August 27, 2007 (the “New Debt Commitment Letter”), amending and restating the debt commitment letter, dated June 19, 2007, from the Lenders relating to the commitment of the Lenders to provide financing in the aggregate amount set forth therein. References in the Purchase Agreement to the Debt Commitment Letter and the Debt Financing shall be deemed to mean and refer to the New Debt Commitment Letter and the financing contemplated thereby, respectively.

SECTION 6. Parent Guarantee. At the Closing, Parent shall execute and deliver (i) a guarantee in a form mutually acceptable to Parent, Purchaser and the Lenders, and having the terms set forth in the attached Exhibit D, and (ii) opinions of counsel in the form attached as Exhibit E.

SECTION 7. Fees. The parties agree that the fees payable to the Lenders and the financial advisers of Purchaser and the fees payable to Purchaser’s affiliates in connection with the transactions contemplated by the Purchase Agreement will not exceed $195,000,000 in the aggregate, (i) $95,000,000 of which will be funded by drawdowns on the Debt Financing and (ii) $100,000,000 of which will be fees payable to the Lenders by Parent (or one or more of Parent’s Subsidiaries designated by Parent (other than the Transferred Companies or their Subsidiaries)) at the Closing on behalf of HDS Acquisition by payment of immediately available funds at the instruction of Purchaser to such accounts as shall be designated by Purchaser. The Lenders shall be third party beneficiaries of the foregoing clause (ii) of this Section 7.

SECTION 8. Amendment No. 2. Amendment No. 2 is hereby amended and restated in its entirety by this Amendment and Amendment No. 2 is of no further force and effect.

SECTION 9. Construction. Except as expressly provided in this Amendment, all references in the Purchase Agreement and Parent Disclosure Schedule, Purchaser Disclosure Schedule, and Ancillary Agreements to “the date hereof” and “the date of this Agreement” shall refer to June 19, 2007.

SECTION 10. Defined Terms; References. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

SECTION 11. Other Miscellaneous Terms. The provisions of Article XI (General Provisions) of the Purchase Agreement shall apply mutatis mutandis to this Amendment, and to the Purchase Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

SECTION 12. No Further Amendment. Except as amended hereby, the Purchase Agreement shall remain in full force and effect.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above by their respective authorized officers thereunto dully authorized.

THE HOME DEPOT, INC.

By:	/s/ Carol B. Tomé
	Name:	Carol B. Tomé
	Title:	Executive Vice President

THD HOLDINGS, LLC

By:	/s/ Steven M. Levy
	Name:	Steven M. Levy
	Title:	President

HOME DEPOT INTERNATIONAL, INC.

By:	/s/ Carol B. Tomé
	Name:	Carol B. Tomé
	Title:	Vice President

HOMER TLC, INC.

By:	/s/ Steven M. Levy
Name: Steven M. Levy
Title: President

HDS INVESTMENT HOLDING, INC.

By:	/s/ David Novak
	Name:	David Novak
	Title:	Co-President

HDS ACQUISITION SUBSIDIARY, INC.

By:	/s/ David Novak
	Name:	David Novak
	Title:	Vice President

[Signature page to Amendment No. 3 to Purchase and Sale Agreement]